As filed with the Securities and Exchange
Commission on January 6, 2006                        Registration No. 333-128288
================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                -----------------

                         POST-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                    UNDER THE
                             SECURITIES ACT OF 1933
                                -----------------

                               BLUE HOLDINGS, INC.
                 (Name of Small Business Issuer in its Charter)

            NEVADA                        2300                   88-0450923
   (State or Jurisdiction of       (Primary Standard          (I.R.S Employer
Incorporation or Organization)  Industrial Classification    Identification No.)
                                      Code Number)

                              5804 E. SLAUSON AVE.
                               COMMERCE, CA 90040
                                 (323) 725-5555
          (Address and Telephone Number of Principal Executive Offices)

                              5804 E. SLAUSON AVE.
                               COMMERCE, CA 90040
     (Address of Principal Place of Business or intended Place of Business)

                      PATRICK CHOW, CHIEF FINANCIAL OFFICER
                               BLUE HOLDINGS, INC.
                              5804 E. SLAUSON AVE.
                               COMMERCE, CA 90040
                                 (323) 725-5555


                                    Copy to:

                             GREGORY AKSELRUD, ESQ.
                         STUBBS ALDERTON & MARKILES, LLP
                       15821 VENTURA BOULEVARD, SUITE 525
                            ENCINO, CALIFORNIA 91436
                                 (818) 444-4500
            (Name, Address and Telephone Number of Agent for Service)

Approximate date of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |X| 333-128288

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. |_|


================================================================================

                                EXPLANATORY NOTE

         This Post-Effective Amendment No. 1 (the "Amendment") to the Registration Statement on Form SB-2 of Blue Holdings, Inc. (the "Registration Statement") is being filed pursuant to Rule 462(d) for the sole purpose of adding Exhibit 23.3 and Exhibit 23.4 to the Registration Statement. The Registration Statement was declared effective by the Securities and Exchange Commission on September 28, 2005. The exhibits filed with this Amendment relate to information contained in a prospectus supplement (Prospectus Supplement No.
4) to the prospectus included in the Registration Statement, which the registrant is filing concurrently with the filing of this Amendment.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 27. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

         (a)      The following exhibits are filed herewith:

  EXHIBIT
   NUMBER                              EXHIBIT TITLE
  -------                              -------------

    2.1 Exchange Agreement dated April 14, 2005, among Blue Holdings, Inc. (formerly known as Marine Jet Technology Corp.), Antik Denim, L.L.C., each member of Antik Denim, L.L.C. and Keating Reverse Merger Fund, LLC. (1)

    2.2 First Amendment to Exchange Agreement dated June 27, 2005, among Blue Holdings, Inc., Antik Denim, L.L.C., each member of Antik Denim, L.L.C. and Keating Reverse Merger Fund, LLC. (2)

    3.1           Articles of  Incorporation of the Registrant filed February 9,
                  2000. (3)

   3.1.1 Certificate of Amendment of Articles of Incorporation of the Registrant filed December 5, 2000. (3)

   3.1.2 Certificate of Amendment of Articles of Incorporation of the Registrant filed January 5, 2001. (3)

   3.1.3 Certificate of Amendment of Articles of Incorporation of the Registrant filed May 16, 2005 and effective June 7, 2005. (4)

    3.2           Bylaws of the Registrant adopted February 12, 2000. (3)

    4.1           Articles of  Incorporation of the Registrant filed February 9,
                  2000. (3)

    4.2 Certificate of Amendment of Articles of Incorporation of the Registrant filed December 5, 2000. (3)

    4.3 Certificate of Amendment of Articles of Incorporation of the Registrant filed January 5, 2001. (3)

    4.4 Certificate of Amendment of Articles of Incorporation of the Registrant filed May 16, 2005 and effective June 7, 2005. (4)

    4.5           Bylaws of the Registrant adopted February 12, 2000. (3)

    5.1           Opinion of Stubbs Alderton & Markiles, LLP. (11)

    10.1          Assumption   Agreement  dated  January  20,  2005,  among  the
                  Registrant, Intellijet Marine, Inc. and Jeff P. Jordan. (6)

    10.2 Financial Advisory Agreement dated April 29, 2005, between the Registrant and Keating Securities, LLC. (5)

    10.3 License Agreement dated July 5, 2005, between the Registrant and Yanuk Jeans, LLC. (7)

    10.4          Employment   Agreement   dated  July  8,  2005,   between  the
                  Registrant and Philippe Naouri. (8)

    10.5 Service Agreement dated May 18, 2005, between Antik Denim, L.L.C. and Blue Concepts, LLC. (9)

    10.6 First Amendment to Employment Agreement dated August 1, 2005, between the Registrant and Philippe Naouri. (10)

  EXHIBIT
   NUMBER                              EXHIBIT TITLE
  -------                              -------------

    10.7 Form of Indemnification Agreement between the Registrant and each of its executive officers and directors. (11)

    23.1          Consent of Weinberg & Company, P.C. (11)

    23.2          Consent of Stubbs Alderton & Markiles LLP (included in Exhibit
                  5.1). (11)

    23.3          Consent of Weinberg & Company, P.C.

    23.4          Consent of Katz & Varon.

    24.1 Power of Attorney (included as part of the Signature Page of the Registration Statement). (11)

    99.1 2005 Stock Incentive Plan and Form of Stock Option Agreement of the Registrant. (4)

----------
(1) Filed previously as Exhibit 2.5 to the Registrant's Current Report on Form 8-K (File #: 000-33297), filed with the Securities and Exchange Commission on April 15, 2005, and incorporated herein by this reference.
(2) Filed previously as Exhibit 2(e) to the Registrant's Current Report on Form 8-K (File #: 000-33297), filed with the Securities and Exchange Commission on June 30, 2005, and incorporated herein by this reference.
(3) Filed previously as an exhibit to the Registrant's Form 10-SB Registration Statement (File #: 000-33297), filed with the Securities and Exchange Commission on October 31, 2001, and again on May 1, 2002, and incorporated herein by this reference.
(4) Filed previously as an exhibit to the Registrant's Form S-8 Registration Statement (File #: 333-127723), filed with the Securities and Exchange Commission on August 19, 2005, and incorporated herein by this reference.
(5) Filed previously as an exhibit to the Registrant's Current Report on Form 8-K (File #: 000-33297), filed with the Securities and Exchange Commission on April 29, 2005, and incorporated herein by this reference.
(6) Filed previously as Exhibit 10 to the Registrant's Current Report on Form 8-K (File #: 000-33297), filed with the Securities and Exchange Commission on February 10, 2005, and incorporated herein by this reference.
(7) Filed previously as Exhibit 10.1 to the Registrant's Current Report on Form 8-K (File #: 000-33297), filed with the Securities and Exchange Commission on July 7, 2005, and incorporated herein by this reference.
(8) Filed previously as Exhibit 10.1 to the Registrant's Current Report on Form 8-K (File #: 000-33297), filed with the Securities and Exchange Commission on July 14, 2005, and incorporated herein by this reference.
(9) Filed previously as Exhibit 10.1 to the Registrant's Current Report on Form 8-K (File #: 000-33297), filed with the Securities and Exchange Commission on August 12, 2005, and incorporated herein by this reference.
(10) Filed previously as Exhibit 10.1 to the Registrant's Current Report on Form 8-K (File #: 000-33297), filed with the Securities and Exchange Commission on August 25, 2005, and incorporated herein by this reference.

(11) Filed previously as an exhibit to the Registrant's Registration Statement on Form SB-2 (File #333-128288), filed with the Securities and Exchange Commission on September 13, 2005, and declared effective by the Securities and Exchange Commission on September 28, 2005.

         (b)      Financial Statement Schedules

         Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the consolidated financial statements or notes thereto.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Post-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, in the City of Commerce, State of California, on January 6, 2006.

                               BLUE HOLDINGS, INC.
                               (Registrant)

                               By:    /S/ PAUL GUEZ
                                    --------------------------------------------
                                    Paul Guez
                                    Chief Executive Officer and President
                                    (Principal Executive Officer)

                               By:    /S/ PATRICK CHOW
                                    --------------------------------------------
                                    Patrick Chow
                                    Chief Financial Officer and Secretary
                                    (Principal Financial and Accounting Officer)

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

SIGNATURE                      TITLE                             DATE
---------                      -----                             ----

     /S/ PAUL GUEZ             Chairman, Chief Executive         January 6, 2006
---------------------------    Officer and President
Paul Guez

     /S/ PATRICK CHOW          Chief Financial Officer           January 6, 2006
---------------------------    and Secretary
Patrick Chow

            *                  Director                          January 6, 2006
---------------------------
Kevin R. Keating

            *                  Director                          January 6, 2006
---------------------------
Marshall Geller

*By:      /S/ PATRICK CHOW
         ---------------------------
         Patrick Chow
         Attorney-In-Fact

                                  EXHIBIT INDEX

  EXHIBIT
   NUMBER                              EXHIBIT TITLE
  -------                              -------------

    2.1 Exchange Agreement dated April 14, 2005, among Blue Holdings, Inc. (formerly known as Marine Jet Technology Corp.), Antik Denim, L.L.C., each member of Antik Denim, L.L.C. and Keating Reverse Merger Fund, LLC. (1)

    2.2 First Amendment to Exchange Agreement dated June 27, 2005, among Blue Holdings, Inc., Antik Denim, L.L.C., each member of Antik Denim, L.L.C. and Keating Reverse Merger Fund, LLC. (2)

    3.1           Articles of  Incorporation of the Registrant filed February 9,
                  2000. (3)

   3.1.1 Certificate of Amendment of Articles of Incorporation of the Registrant filed December 5, 2000. (3)

   3.1.2 Certificate of Amendment of Articles of Incorporation of the Registrant filed January 5, 2001. (3)

   3.1.3 Certificate of Amendment of Articles of Incorporation of the Registrant filed May 16, 2005 and effective June 7, 2005. (4)

    3.2           Bylaws of the Registrant adopted February 12, 2000. (3)

    4.1           Articles of  Incorporation of the Registrant filed February 9,
                  2000. (3)

    4.2 Certificate of Amendment of Articles of Incorporation of the Registrant filed December 5, 2000. (3)

    4.3 Certificate of Amendment of Articles of Incorporation of the Registrant filed January 5, 2001. (3)

    4.4 Certificate of Amendment of Articles of Incorporation of the Registrant filed May 16, 2005 and effective June 7, 2005. (4)

    4.5           Bylaws of the Registrant adopted February 12, 2000. (3)

    5.1           Opinion of Stubbs Alderton & Markiles, LLP. (11)

    10.1          Assumption   Agreement  dated  January  20,  2005,  among  the
                  Registrant, Intellijet Marine, Inc. and Jeff P. Jordan. (6)

    10.2 Financial Advisory Agreement dated April 29, 2005, between the Registrant and Keating Securities, LLC. (5)

    10.3 License Agreement dated July 5, 2005, between the Registrant and Yanuk Jeans, LLC. (7)

    10.4          Employment   Agreement   dated  July  8,  2005,   between  the
                  Registrant and Philippe Naouri. (8)

    10.5 Service Agreement dated May 18, 2005, between Antik Denim, L.L.C. and Blue Concepts, LLC. (9)

    10.6 First Amendment to Employment Agreement dated August 1, 2005, between the Registrant and Philippe Naouri. (10)

    10.7 Form of Indemnification Agreement between the Registrant and each of its executive officers and directors. (11)


                                      EX-1

  EXHIBIT
   NUMBER                              EXHIBIT TITLE
  -------                              -------------

    23.1          Consent of Weinberg & Company, P.C. (11)

    23.2          Consent of Stubbs Alderton & Markiles LLP (included in Exhibit
                  5.1). (11)

    23.3          Consent of Weinberg & Company, P.C.

    23.4          Consent of Katz & Varon.

    24.1 Power of Attorney (included as part of the Signature Page of the Registration Statement). (11)

    99.1 2005 Stock Incentive Plan and Form of Stock Option Agreement of the Registrant. (4)

----------
(1) Filed previously as Exhibit 2.5 to the Registrant's Current Report on Form 8-K (File #: 000-33297), filed with the Securities and Exchange Commission on April 15, 2005, and incorporated herein by this reference.
(2) Filed previously as Exhibit 2(e) to the Registrant's Current Report on Form 8-K (File #: 000-33297), filed with the Securities and Exchange Commission on June 30, 2005, and incorporated herein by this reference.
(3) Filed previously as an exhibit to the Registrant's Form 10-SB Registration Statement (File #: 000-33297), filed with the Securities and Exchange Commission on October 31, 2001, and again on May 1, 2002, and incorporated herein by this reference.
(4) Filed previously as an exhibit to the Registrant's Form S-8 Registration Statement (File #: 333-127723), filed with the Securities and Exchange Commission on August 19, 2005, and incorporated herein by this reference.
(5) Filed previously as an exhibit to the Registrant's Current Report on Form 8-K (File #: 000-33297), filed with the Securities and Exchange Commission on April 29, 2005, and incorporated herein by this reference.
(6) Filed previously as Exhibit 10 to the Registrant's Current Report on Form 8-K (File #: 000-33297), filed with the Securities and Exchange Commission on February 10, 2005, and incorporated herein by this reference.
(7) Filed previously as Exhibit 10.1 to the Registrant's Current Report on Form 8-K (File #: 000-33297), filed with the Securities and Exchange Commission on July 7, 2005, and incorporated herein by this reference.
(8) Filed previously as Exhibit 10.1 to the Registrant's Current Report on Form 8-K (File #: 000-33297), filed with the Securities and Exchange Commission on July 14, 2005, and incorporated herein by this reference.
(9) Filed previously as Exhibit 10.1 to the Registrant's Current Report on Form 8-K (File #: 000-33297), filed with the Securities and Exchange Commission on August 12, 2005, and incorporated herein by this reference.
(10) Filed previously as Exhibit 10.1 to the Registrant's Current Report on Form 8-K (File #: 000-33297), filed with the Securities and Exchange Commission on August 25, 2005, and incorporated herein by this reference.
(11) Filed previously as an exhibit to the Registrant's Registration Statement on Form SB-2 (File #333-128288), filed with the Securities and Exchange Commission on September 13, 2005, and declared effective by the Securities and Exchange Commission on September 28, 2005.


                                      EX-2